Exhibit 4.7

PROMISSORY NOTE

$xxx,xxx	_________________, 20xx

For value received, American Gene Technologies International Inc., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of [Investor] or its assigns (“Holder”), in lawful money of the United States of America and in immediately available funds, the principal sum amount set forth above, or such lesser amount as shall equal the outstanding principal amount hereof, together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.

This promissory note (this “Note”) is issued as part of a series of similar notes (collectively, the “Notes”) pursuant to the terms of that certain Note and Warrant Purchase Agreement dated as of February 25, 2022, as amended (the “Purchase Agreement”) to the persons listed on the Schedule of Purchasers to the Purchase Agreement (collectively, the “Holders”).

1. Principal Repayment.

(a) The outstanding principal amount of this Note, and all accrued and unpaid interest thereon, shall be due and payable on ____ (the “Maturity Date”).

2. Interest. The Company further promises to pay simple interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable on the Maturity Date, or upon a written notice of Holder to the Company, on the last day of each calendar month and shall accrue at the rate equal to 10.00% per annum or the maximum rate permissible by law (which under the laws of the State of Delaware shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

3. Payments. All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders. All payments shall be applied first to accrued interest, and thereafter to principal. This Note may be prepaid in whole at any time. Upon prepayment, interest accrued on the amounts so prepaid to the date of such prepayment shall be paid at the time of any such prepayment.

4. Event of Default. Each of the following events shall be an “Event of Default” hereunder:

(a) the Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Holder, and upon written notice to the Company, and, in the case of an Event of Default pursuant to (c) above, automatically, be immediately due, payable and collectible by Holder pursuant to applicable law.

5. Waivers. The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees, in the event of an Event of Default, to pay to the Holder of this Note, on demand, all costs and expenses (including reasonable legal fees and expenses as and when incurred), incurred in connection with the enforcement and/or collection of this Note. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

6. Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company as of the date hereof as follows:

(a) Purchase for Own Account. The Holder is acquiring this Note solely for the Holder’s own account and beneficial interest for investment and not for sale or with a view to distribution of this Note or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

(b) Information and Sophistication. Without lessening or obviating the representations and warranties of the Company set forth in subsection (a) above, the Holder hereby: (A) acknowledges that the Holder has received all the information the Holder has requested from the Company and the Holder considers necessary or appropriate for deciding whether to acquire this Note, (B) represents that the Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of this Note and to obtain any additional information necessary to verify the accuracy of the information given the Holder and (C) further represents that the Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risk of this investment.

(c) Ability to Bear Economic Risk. The Holder acknowledges that investment in the Securities involves a high degree of risk, and represents that the Holder is able, without materially impairing the Holder’s financial condition, to hold this Note.

(d) Accredited Investor Status. The Holder is an “accredited investor” as such term is defined in Rule 501 under the Act.

7. Notices. All notices and other communications required to be given under this Note to either Holder or the Company, as applicable, shall be in writing.

8. Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

9. Amendments. No amendment, modification or waiver of any provision of this Note nor consent to departure by the Company therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by the Company and the Requisite Holders (as defined in the Purchase Agreement), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10. Successors and Assigns. This Note may be transferred only in compliance with the provisions herein and upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

11. Senior Indebtedness. The indebtedness evidenced by this Note is subordinated in right of payment to the prior payment in full of any Senior Indebtedness in existence on the date of this Note or hereafter incurred. “Senior Indebtedness” will mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, all amounts due in connection with (i) indebtedness of the Company to banks or other lending institutions regularly engaged in the business of lending money, and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

[Signature page follows.]

The Company has caused this Promissory Note to be executed by its duly authorized officer as of the date first set forth above.

American Gene Technologies International Inc.

By:
Jeffrey A. Galvin
President & CEO

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